EXHIBIT 10.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Douglas A. Pertz	Richmond, VA 23226-8100 U.S.A.
President & CEO

July 28, 2016

Mr. Amit Zukerman,

Dear Amit:

It is a pleasure to provide you with a promotion to a newly expanded role as Executive Vice President of Global Markets with The Brink’s Company. The following outlines the terms of our offer:

Date:	July 28, 2016

Reporting to:	President & CEO

Annual Salary:	$600,000 (effective beginning July 28, 2016)

Annual Bonus Target:	Subject to the terms of the Key Employee Incentive Plan (KEIP) - 90% of Base Salary (effective for full year 2016); Award range 0% - 180% of Base Salary.

Long Term Incentive Target Value:
$1,250,000 2017 Long Term Incentive (LTI) Target Value, subject to approval in February 2017 by the Compensation and Benefits Committee of the Board of Directors pursuant to the 2013 Equity Incentive Plan.

Promotion Equity Grant:
Aggregate $1,250,000 value granted 50% in Restricted Stock Units which will vest 3 years from the date of grant, subject to the terms of the plan and related award agreement, your continued service through the vesting date (or an earlier qualifying termination of employment) and the Company realizing positive non-GAAP income from continuing operations for the period commencing on July 1, 2016 and ending on June 30, 2017, 50% in performance-based stock options (6 year term with 1/3 vesting if the average closing price over 15 consecutive trading days within 3 years of the date of grant is 125% of the closing price on the date of grant; an additional 1/3 of the options will vest if the average closing price is 150% of the closing price on the date of grant and the final 1/3 will vest if the average closing price reaches 160% of the closing price on the date grant). This grant will be subject to approval by the Compensation and Benefits Committee of the Board of Directors, pursuant to the 2013 Equity Incentive Plan.

Expatriate Allowance:	You will continue to receive your current expatriate allowance through 2016. The expatriate allowance will terminate on December 31, 2016.

Relocation:	You will be provided with relocation benefits as outlined in the Corporate Relocation Policy for any relocation agreed upon by you and the CEO.

Other Benefits:
You will continue to participate in other benefits on terms consistent with other executives who report directly to the Chief Executive Officer, subject to applicable laws. The company will pay directly for tax preparation and filing services for your Switzerland and U.S. income tax returns up to a maximum amount of $25,000.

The terms of this letter supersede the terms of any prior agreements or understandings regarding your role and the compensation therefor (for the sake of clarity, this does not include any equity award agreements between you and The Brink’s Company). Your period of continuous employment with Brink’s will be recognized as having begun on July 1, 2000 and the employment relationship may be terminated by either party at any time.

I am confident that you will excel in leading Brink’s and am excited about the opportunities that lay ahead. If you have any questions, please call me.

Sincerely,

/s/Douglas A. Pertz

Douglas A. Pertz
President & CEO
The Brink’s Company

Accepted: this 28th of July, 2016	/s/Amit Zukerman
Amit Zukerman